MainStreet Bancshares, Inc. Nasdaq: MNSB & MNSBP Financial Highlights for 2nd Quarter 2021 September 14, 2021

This presentation contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties. The statements contained in this presentation that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: the impact of developments related to the novel coronavirus (COVID-19), economic conditions, competition, inflation and market rates of interest, client relationships and changes in our organization. Factors that could cause actual results to differ materially are described in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents subsequently filed will the Securities and Exchange Commission, available at www.sec.gov and www.mstreetbank.com. We caution readers that the list of factors is not exclusive. The forward-looking statements are made as of the date of this presentation, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made. In addition, our past results of operations are not necessarily indicative of future performance. Unless otherwise indicated or the context otherwise requires, all references in this presentation to “we,” “our,” “us,” and “the Company” refer to MainStreet Bancshares, Inc., and its consolidated subsidiaries, after giving effect to the reorganization transaction that was completed in July 2016, pursuant to which MainStreet Bank (the “Bank”) reorganized into a holding company structure, with each outstanding share of Bank common stock being automatically converted into and exchanged for one share of the Company’s common stock. For all periods prior to the completion of such reorganization transaction, these terms refer to the Bank and its consolidated subsidiaries, and all historical financial information included in this presentation prior to the completion of the reorganization reflect that of the Bank. The accounting and reporting policies of the Company conform to U.S. GAAP and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Company’s performance. Management believes that the use of non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance, including non-recurring gains or charges, that, in management’s opinion, can distort period-to-period comparisons. These non-GAAP financial measures should not be considered an alternative to U.S. GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. Where applicable, reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable U.S. GAAP financial measures is presented in the Appendix. Disclaimers

About MainStreet Bank As-Of June 30, 2021 (S&P Global Market Intelligence) Fairfax City Branch Will Close on 8.27.21

The Washington D.C. metro area, and the Company’s primary footprint in Northern Virginia in particular, are among the most demographically appealing areas in the entire country, bringing people and companies to the region at a very significant rate. This also makes for a dynamic banking market that has attracted many new players, both by acquisition and expansion, but still presents substantial competitive opportunities for a focused, strategically managed community bank. MainStreet Bank Market Sources: S&P Global Market Intelligence, D.C. Chamber of Commerce, Loudoun County Department of Economic Development

Quarterly Income Comparison 2021 Q2 Income Interest Income: $15.9 Million Non-Interest Income: $1.6 Million Net Income: $7.1 Million Pre-tax, pre-provision income demonstrates the ability to generate capital for future credit exposure. Pre-Tax, Pre-Provision Income is a Non-GAAP measure. Pandemic Announced

Strong Growth Story CAGR: 25% Lifetime1 2004 to 2020 Compound Annual Growth Rate. Total Assets ($MM)

Strong Loan Growth Loan Portfolio Composition as of 6/30/21 Total Gross Loan ($MM) CAGR: 21%1 Total Loans: $1.3B 2015 to 2020 Compound Annual Growth Rate.

Strong Deposit Growth Deposit Composition as of 6/30/21 Noninterest-Bearing Deposits ($000) Total Deposits: $1.5B Noninterest-Bearing Deposits increased 31% YTD and account for 33% of all Deposits CAGR: 40.2%1 2015 to 2020 Compound Annual Growth Rate.

Cost of Deposits & Core Deposits 20Q2 to 21Q2 drop attributable to low interest rates and repricing of maturity deposits. Month-end data annualized on a 365-day basis. Cost of Interest-Bearing Deposits1 & Core Deposits / Total Deposits (%)

Net Interest Margin1 (NIM) Calculation Net Interest Income impacted by PPP rates Rates are at near zero on excess liquidity Net Interest Expense continues to show quarter-on-quarter improvement. NII / Avg Earning Assets & NIE / Avg Earning Assets 3.18% NIM Quarter-end data annualized on a 365-day basis.

75% of the current loans in the portfolio1 are adjustable-rate loans. Of the adjustable-rate loans, 55% have a rate floor with a weighted average2 of 4.86%. The Bank does not hold any leveraged loans in the portfolio. Loan Portfolio Yield Assessment Excludes PPP and Indirect Auto portfolio. Weighted by outstanding balance.

Profitability Non-GAAP measure. 2021 Q2 LTM

Operating Efficiency, Margin Trends, and Capital1 2021 is Q2 annualized. 2021 is Q2 YTD. Noninterest income excluding nonrecurring revenue/total revenue excluding nonrecurring revenue. Non-GAAP measure.

Credit Quality and Loss Provisioning Excludes PPP Loans

Second Quarter Changes to Allowances A year ago, the Company made a special provision to the Allowance for Loan and Lease Losses (ALLL) after determining the potential impact from the COVID-19 pandemic. The Company updated its assessment as of June 30, 2021 and released $2.1 million of that special provision. The $525,000 ending balance equals a 40 basis-point special COVID provision for the portfolio of hotel loans. The portfolio of hotel loans is experiencing month-on-month improvements in occupancy rates and room rates, but the Bank determined that it is prudent to maintain a special provision for the portfolio of hotel loans.

Start of Pandemic Hospitality Sector is on the Upswing Occupancy is at pre-pandemic levels. The bank currently has 15 customers in the Hospitality sector. The occupancy chart is representative of the Bank’s current hotel customers.

Construction Portfolio Project Distribution Construction Completion Status ($Millions) Construction loan projects are actively managed each month1 Average construction project is $1.8 million 11% of the volume of construction projects are pre-sold 15% of the dollar amount of construction projects are owner-occupied upon completion 15% of the dollar amount of projects are completed and awaiting an occupancy permit The Bank uses a third-party firm to evaluate construction progress throughout the life of the loan. These progress reports are required for loan draw requests to be initiated.

Construction Portfolio Type Well-diversified across property types and subtypes. Single family residences account for 44% of loan balances and 64% of volume. Construction portfolio contains one tract project that is proceeding well

Construction Portfolio Geography 83% of construction loans are within 15-miles of the District of Columbia.

Capital Ratios and Concentrations Company is well-capitalized. Company remains well-capitalized after worst-case loan portfolio stress test. Stress Test includes all active loans Regulatory limit per Formal and Informal Enforcement Action Manual (FDIC), Chapter 5. Construction Concentration is actively managed. Total Commercial Real Estate includes Non-Owner Occupied, Multifamily, and Construction portfolios.

Construction Stress Test Calculations

Each construction loan has an appraisal that identifies the as-is and as-complete value. We assume that the value of an in-process construction project does not increase on a relative basis.

A third party updates the percentage of completion for each project monthly. We exponentially discount that progress percentage to determine the present value of the as-completed project for all points between 0% and 100%.

$f(x) = e^{-kx}$ where x is the remaining progress percentage to completion for the construction, $x = (1 - \text{Progress Percentage})$ and k is a tuning parameter for the discount factor. For this analysis we utilized a value of $k = 2$.

We determine the Estimated Value for the project with:

$$\text{Estimated Value} = \max(\text{As-Is Value}, f(\text{Progress Percentage}) \times \text{Appraised Value})$$

With this estimated value, let γ_{value} be the stress factor for this loss, with $\gamma_{value} \in (0,1)$

We determine the Stressed Collateral Value with:

$$\text{Stressed Collateral Value} = (1 - \gamma_{value}) \times \text{Estimated Value}$$

For an example, assume $\gamma_{value} = 0.5$. This would result in a stressed collateral value that is 50% of the as-complete appraised value. γ_{value} is determined by location of collateral from Washington D.C. (within 15-mile radius = 10% and outside = 20%)

A loan will fail this test if the Loan to Value Ratio of the original balance, when compared to the Stressed Collateral Value is greater than 1.

From this, we can calculate the results of the test:

$y_{value} = \{1, \text{ if } LTV' > 1; 0, \text{ otherwise}\}$ Where $y_{value} = 1$ is a failure, and $y_{value} = 0$ is a pass.

The loss is determined as:

$$\text{Exposure} = ([90\%] * \text{Stressed Collateral Value}) - \text{Outstanding balance}$$

$$\text{Loss} = \text{Exposure} * PD(\text{-2 migration})$$

The liquidation value of 10% is applied to the stressed collateral value for the cost of liquidating the asset. If the loan fails, we use the probability of default (PD) associated with a rating grade two grades down. For example, a failed loan with a 200-rating grade will use a 400-rating grade for loss estimates.

Slide 21

MainStreetBancshares, Inc.

Exponential Discounting Construction Discounting A core concept in economics is that of intertemporal choice. Simply put, when presented with the choice of having something today, or having the same thing in the future, people place a greater value on present consumption. Just as with individuals, businesses display the same preference for returns today over the same returns in the future. To account for this, we discount the appraised value of the project, depending on the time it will take to complete.     Where d is the is the progress of the project, and k is a parameter for the discount factor. The discounts, given varying values of k can be seen in the table on the right. The discounting is represented by the following equation: f(x) = e-k(1-d) Read as: “At 75% complete, the value of the collateral is worth 61% of it’s value.”

CRE Stress Test Calculations The model stress tests each CRE loan by 1) interest rate, 2) vacancy rate, and 3) capitalization rate. A failure of one or more tests causes the loan to be included in the failed loan analysis.   The first method produces a stressed collateral amount for failed loans and compares it to the outstanding balance in order to determine a loss given default. This comparison is floored at zero so that there is no gain on a defaulted loan.   The second method uses the same stressed collateral amount but compares it to both the outstanding amount, as well as a haircut that is determined as 6-months of re-invested payments not received by the bank. This includes 3-months for the loan to go into default, and 3-months to take ownership and liquidate the asset. The second method is also fundamentally different from the first in that it divides the exposure amount by the outstanding balance to get a loss given default rate. This rate can go no lower than 10% per Basel Committee on Banking Supervision for loans secured by real estate. Finally, we produce two loss amounts for each exposure. The first is a specific loss given default, only calculated for loans that fail. The second is a collective loss given default for all loans. The specific loss is determined using conservative probability of default estimates (very high). The collective loss uses our historical loss rate estimates (very low). This ensures that we will hold a loss for all exposures, even if they do not fail the stress test. For loans that do not fail, the losses can be very small, but on the aggregate, they act as an error handling mechanism to account for loans that did not fail the stress test but could fail in real-life adverse economic conditions.

Probability of Default Estimates Due to the bank’s excellent credit quality over the years, there is only a small sample of charged-off loans from which to perform bank specific statistical modeling of probabilities of default that reach a reasonable level of confidence. To-date the statistical modeling has resulted in much lower probabilities than the estimates provided on the table on the right. These estimates are used in the Stress Test.

Stress Test for All Other Loans & Summary The remainder of the loan portfolio is stressed by call report code using the worst-quarter ever approach. The current balance of loans for each specific call report code is multiplied by the worst-quarter ever percentage loss experienced by the Company for the respective call report code. The estimated loss totals are added to the estimates for construction and commercial real estate estimates. The final step involves deducting the total estimated losses from the Company’s capital account and recalculating capital adequacy ratios.

Tangible Book Value Per Common Share TBVPCS1 21Q2: $20.18 Stock Price2: $22.58 Trading at 112% of TBVPCS TBVPCS is Tangible Book Value per Common Share As-Of June 30, 2021 19% YoY Growth through 2021Q2 Tangible Book Value per Share

Share Buyback Period Avg. Purchase Price: $15.29 Weekly share price has had steady rise since beginning of November (during which the buyback occurred). 71% growth in share price since end of September. ~835K Shares purchased between Oct. 26 and Nov. 23. Stock Price Since Share Buyback

Stock Price & Index Comparison Percent change from January 1, 2021. MNSB is up 43% since Jan 1, 2021. Russell 2000 is up 13% since Jan 1, 2021. MNSB was removed from the Russell 2000 on June 25, 2021. Previous closing price data from Yahoo Finance. Data through 7.31.21.

Summary of Financial Information

Summary of Financial Information Cont.

MainStreet Bancshares, Inc. Financial Highlights for 2nd Quarter 2021